Exhibit (k)(2)

AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

This Amended and Restated Expense Limitation Agreement (this “Agreement”) is made this 23rd day of October 2026, and effective as of the Effective Date (as defined below), by and between Clearlake Private Markets Fund, a Delaware statutory trust (the “Fund”), and Clearlake Capital RIC Management, LLC, a Delaware limited liability company (the “Adviser”).

RECITALS

WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated October 14, 2026, by and between the Fund and the Adviser, as may be further amended or restated (the “Investment Advisory Agreement”);

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund that the Adviser may elect to pay a portion of the Fund’s expenses from time to time, which the Fund will be obligated to reimburse to the Adviser at a later date if certain conditions are met.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Total Annual Operating Expense Limitation

a.

The Adviser hereby agrees on a quarterly basis to waive fees that it would otherwise be paid, and/or to assume or reimburse expenses of the Fund, including organizational and offering costs (each, an “Expense Payment”), so that the Fund’s total annualized operating expenses (excluding any Distribution and Servicing Fee) during the applicable quarter do not exceed 3.50% of the value of the Fund’s average daily net assets of each class of the Fund’s common shares of beneficial interest (“Shares”). The Adviser also agrees to advance the Fund’s organizational and offering costs through the Effective Date and may voluntarily make other Expense Payments on the Fund’s behalf in its sole discretion, all of which shall be subject to recoupment by the Adviser in accordance with Section 2 herein. The term “Distribution and Servicing Fee” has the meaning ascribed to it in the Fund’s prospectus.

2.	Reimbursement to the Adviser

a.

Following the time at which the Fund has received at least $200 million in net offering proceeds from the sale of Shares to third-party investors (the “Reimbursement Threshold”), the Fund agrees to repay the Adviser in the amount of any Expense Payment for each class of Shares, provided the repayments do not cause the Fund’s total annualized operating expenses (net of any Expense Payments received by the Fund during such fiscal year and excluding any Distribution and Servicing Fees) during the applicable quarter for that class of Shares to exceed (i) the expense limitation in place at the time the Expense Payment was made by the Adviser, or (ii) the expense limitation in place at the time the Fund repays the Adviser, whichever is lower. The Adviser is permitted to recapture the amount of any Expense Payment within thirty-six (36) months after the date the applicable Expense Payment was made by the Adviser. Any payments required to be made by the Fund pursuant to this Section 2(a) shall be referred to herein as a “Reimbursement Payment.”

b.

The Adviser may, in its sole discretion, waive its right to receive all or a portion of any Reimbursement Payment for any applicable quarter after the Reimbursement Threshold has been met by providing written notice to the Fund in advance of such quarter, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future quarters pursuant to the terms of this Agreement.

c.

The Fund’s obligation to make a Reimbursement Payment shall automatically become a liability of the Fund on the last business day of the applicable quarter, except to the extent the Adviser has waived its right to receive such payment for the applicable quarter.

d.

All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Adviser to or on behalf of the Fund within thirty-six (36) months prior to the last business day of the applicable quarter in which such Reimbursement Payment obligation is accrued.

3.	Term and Termination

a.

This Agreement will become effective on the date the Fund commences investment operations as determined by the Adviser in its sole discretion (the “Effective Date”) and will have an initial term ending one-year from the Effective Date or the effective date of the Fund’s prospectus, whichever is later (the “Expense Limitation Period”). The Expense Limitation Period may be extended for additional one-year periods with the consent of the Adviser and the Fund.

b.	After the conclusion of an applicable Expense Limitation Period, this Agreement may be terminated, without the payment of any penalty, by the Fund or the Adviser at any time, with or without notice.

c.

This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Investment Advisory Agreement; (ii) the board of trustees of the Fund makes a determination to dissolve or liquidate the Fund; or (iii) upon a quotation or listing of the Fund’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Fund’s assets to, or a merger or other liquidity transaction with, an entity in which the Fund’s shareholders receive shares of a publicly-traded company which continues to be managed by the Adviser or an affiliate thereof.

d.

Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Fund to the Adviser.

4.	Miscellaneous

a.	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

b.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements (including, without limitation, that certain Expense Limitation Agreement, dated as of October 14, 2026, between the Fund and the Adviser) with respect to the subject matter hereof.

c.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is registered as an investment company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Amended and Restated Declaration of Trust or Bylaws, as each may be amended or restated, or to relieve or deprive the board of trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

d.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

e.	The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

f.

This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

CLEARLAKE PRIVATE MARKETS FUND

By:	/s/ Fred Ebrahemi
Name: Fred Ebrahemi
Title: Chief Executive Officer

CLEARLAKE CAPITAL RIC MANAGEMENT, LLC

By:	/s/ Fred Ebrahemi
Name: Fred Ebrahemi
Title: Chief Operating Officer

[Signature Page to Amended & Restated Expense Limitation Agreement]